Exhibit 10.1

Aetna Inc. 151 Farmington Avenue Hartford, CT 06156-3124

June 4, 2002	L. Edward Shaw, Jr. General Counsel Law and Regulatory Affairs, RC4B (860) 273-4444 Fax: (860) 273-1732

Frolly M. Boyd 149 4th Avenue Milford, CT 06460

Dear Frolly:

The purpose of this letter is to confirm the agreement (“Agreement”) we have reached regarding your separation from Aetna Inc. (formerly known as Aetna U.S. Healthcare Inc.), and its affiliated and related entities (collectively, the “Company”), subject to the approval of the Company’s Board of Directors or its Executive Committee. The terms of the Agreement are as follows:

1.	Your last day of employment will be June 30, 2002, the effective date of your separation. You agree to execute all documentation requested by the Company reasonably needed to implement this Agreement, including resignations from all positions and directorships you may hold with Company subsidiaries or affiliates. Prior to that date, you are taking all unused paid time off accrued in your paid time off account.

2.	From July 1, 2002 through December 26, 2003 (a period of 78 weeks), you will be paid separation payments calculated using your current annual salary and annual target bonus, payable bi-weekly in accordance with the Company’s regular payroll practices. This is a benefit for which you would not otherwise be eligible under current Company plans and policies and is in lieu of any other separation benefits not specified in this Agreement, including the Company’s Severance and Salary Continuation Benefits Plan. However, if you take a position with the Company at any time before the conclusion of the period, all payments and benefits under this Agreement will cease.

3.	You will continue to be eligible for group medical and dental coverage on the same basis as active employees through December 26, 2003. Thereafter, you are eligible for Aetna’s retiree group medical and dental coverage. Participation in all other benefit programs will stop as of September 27, 2002, except that all separation payments paid pursuant to Section 2 above and the pro-rata bonus referred to in Section 4 below will count for pension accrual purposes under the qualified and non-qualified defined benefit pension plans.

4.	On or about February 28, 2003, you will be paid a pro-rata annual bonus for the performance year 2002 of $168,000.

Frolly M. Boyd
June 4, 2002

5.	On July 1, 2002, you are eligible for treatment as a retiree with more than 65 points of combined age and service and will vest to all unvested options. Also, you will remain eligible to vest to a pro-rata portion of your performance stock unit award grant of June 18, 2001 provided performance vesting occurs with respect to 2002 or a later performance year; the pro-ration will be calculated using a numerator of 365 days and a denominator consisting of the number of days in the period beginning July 1, 2001 through the vesting date, if any. The vesting and exercise of your stock options and performance stock unit award are otherwise governed by the terms of your award agreements and the plan. If you have any questions regarding your employee benefits, you should contact the HR Help Line at 1-800-AETNA HR (1-800-238-6247). If you have any questions about your stock option and performance stock unit awards, you should contact Executive Compensation at 1-860-273-0226.

6.	You will continue to be eligible for calendar year 2002, on the same basis as active employees, for executive financial planning services provided by The Ayco Company, subject to the program annual calendar year maximum of $7,500 (amounts in excess of this limit are responsibility of the executive).

7.	In consideration for the Company’s agreement to provide the salary, bonus and benefits continuation described above, you forever release and discharge the Company (and its directors, employees, and agents) from any and all liability, claims, and demands and causes of action (by whatever name called and whether known or unknown) which you had, have, or may have, arising out of:

A.	your employment with the Company;
B.	the cessation of such employment; or
C.	any act, omission, occurrence, or other matter related to such employment or cessation of employment, up to including the date you sign this Agreement.

This release includes, but is not limited to, claims and liabilities under the Americans with Disabilities Act, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974 (ERISA), any other claims under federal, state, or local law, and claims for attorney’s fees, costs, and the like. However, this release does not apply to pension or 401(k) benefits vested as of the end of the salary continuation period, nor does it apply to your right to enforce entitlements under this Agreement.

Further, you promise that you will not institute any lawsuit against the Company or its directors, employees or agents concerning any claim you have released above. You agree that if you violate this promise, you will not be entitled to damages or any other relief, including costs and attorney’s fees.

Frolly M. Boyd
June 4, 2002

8.	Nothing in this Agreement shall affect or diminish your rights to indemnification, or the Company’s indemnification obligations to you, authorized by law and the charter and bylaws of the Company, or under any applicable insurance policies, in connection with claims brought by third parties, including, but not limited to, any derivative actions brought in the Company’s name.

9.	In further consideration for the Company’s agreement to provide the salary, bonus and benefits continuation described above, you promise that:

A.	unless required by law, you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of your service for the Company, without the prior written consent of an appropriate Company officer;

B.	unless required by law, you will not disclose to any person or entity the terms and conditions of, or any information acquired in connection with, this Agreement, without the prior written consent of an appropriate Company officer, other than your legal, financial or career advisors, and the members of your immediate family, if they agree to maintain confidentiality;

C.	you shall provide assistance to and shall cooperate with the Company, upon its reasonable request and without additional compensation, with respect to matters within the scope of your duties and responsibilities during employment. (The Company agrees and acknowledges that it shall, to the maximum extent possible under then prevailing circumstances, coordinate (or cause an affiliate to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.) The Company agrees that it will reimburse you for reasonable travel expenses (ie., travel, meals, and lodging) that you may incur in providing assistance to the Company hereunder;

D.	you will not disparage the Company or any of its officers or directors, and the Company will not disparage you; and

E.	the non-solicitation and other restrictive covenants set forth in the stock option and other equity-based award agreements and other non-solicitation and confidentiality agreements in favor of the Company shall remain in full force and effect and are incorporated by reference into this Agreement. In addition, you shall promptly notify the Company’s General Counsel if you are contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs you that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company.

Frolly M. Boyd
June 4, 2002

If any provision of this section is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and you agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties. You acknowledge that the covenants and obligations with respect to nondisclosure and non-solicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that, if you shall breach any of those covenants, the Company shall have no further obligation to pay you any benefits otherwise payable hereunder, and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in this section. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity (or as set forth in any prior agreement between you and the Company) as a court or arbitrator shall reasonably determine.

10.	This Agreement shall not in any way be construed as an admission by the Company or any of its agents that they have acted wrongfully with respect to you or any other person.

11.	You represent that to the best of your knowledge all documents and property of the Company, including those containing confidential, sensitive or proprietary information, have been returned to the Company. In addition, you confirm that no charge, complaint or action filed by you or on your behalf against the Company or any of its agents exists in any forum or form. If any such charge, complaint action has been or is filed, you will not be entitled to damages or any other relief, including costs and attorney’s fees.

12.	This Agreement shall be construed in accordance with the laws of the State of Connecticut and any actions brought under this Agreement shall be exclusively brought in the state and federal courts in the State of Connecticut. Both parties hereto irrevocably consent to the personal jurisdiction of such courts.

13.	The entire agreement between you and the Company is set out in this Agreement. No other promises or representations have been made, and there is no oral understanding or agreement between you and the Company that is not contained, or incorporated by reference, in this Agreement.

14.	You acknowledge that you:

A.	have been advised to consult an attorney before signing this Agreement and that you have had an opportunity to consult with an attorney of your choice;

Frolly M. Boyd
June 4, 2002

B.	have read this Agreement in its entirety, understand its terms and knowingly and voluntarily consent to its terms and conditions; and

C.	have had the opportunity to consider the Agreement for at least 21 days; to the extent that this Agreement differs in any way, whether material or not, from any proposal previously communicated, verbally or in writing, to you, you have had sufficient time to consider this Agreement, and you waive any right you may have to additional time to review it.

In the event of your death prior to the payments called for in Sections 2 and 4 above, any amounts due you, but not yet paid, will be paid to your surviving spouse, or if he does not survive you, to your estate.

This Agreement will become effective on the eighth day following the day you execute it. After signing both copies of this Agreement, please return one copy to me and retain a copy for your records. You may revoke this Agreement at any time prior to its effective date by giving written notice to me.

Aetna Inc.

By: /s/L. Edward Shaw Jr. L. Edward Shaw, Jr.

/s/Frolly Boyd Frolly M. Boyd	June 4, 2002 [Date]